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                                                                    EXHIBIT 99.1


        HUMPHREY HOSPITALITY TRUST, INC. AND SUPERTEL HOSPITALITY, INC.
                            ANNOUNCE PLANS TO MERGE


     Silver Spring, Maryland and Norfolk, Nebraska--June 11, 1999- Humphrey Hospitality Trust, Inc. (Nasdaq: HUMP) and Supertel Hospitality, Inc. (Nasdaq:
SPPR) announced today that they have entered into an Agreement and Plan of Merger. Under the agreement, Humphrey Hospitality would exchange 1.30 shares of Humphrey Hospitality common stock for each share of Supertel common stock. The boards of both companies have approved the merger. The merger is subject to a number of conditions, including approval by the shareholders of Humphrey Hospitality and the stockholders of Supertel. Completion of the merger is expected in September or October 1999.

     The agreement provides for the stockholders of Supertel to receive a pre-closing dividend of Supertel's earnings and profits, which Supertel presently expects to be in the range of $4.50 to $4.80 per share. The special dividend would be payable only if the merger occurs. Supertel has the right to terminate the agreement if the dividend is less than $4.00 per share of Supertel common stock.

     Under the merger agreement, Humphrey Hospitality would acquire the hotel assets of Supertel. The 63 hotels (containing 4,558 rooms) and one office building acquired by Humphrey Hospitality under the merger will be leased to Humphrey Hospitality Management. Humphrey Hospitality Management also leases and manages 26 Humphrey Hospitality hotels. Humphrey Hospitality currently pays a monthly dividend of 7.5 cents (90 cents annually) per share of Humphrey Hospitality common stock. After the merger, Humphrey Hospitality will own 89 hotels with approximately 6,100 rooms in 19 states.

     Humphrey Hospitality's board of directors will have seven members following the merger. James I. Humphrey, George R. Whittemore and Jeffrey Zwerdling will continue as members of Humphrey Hospitality's board of directors. The merger agreement provides that Paul Schulte, Steve Borgmann, Loren Steele and Joseph Caggiano, currently members of the Supertel board of directors, will become members of the Humphrey Hospitality board of directors. Paul Schulte will serve as Humphrey Hospitality's chairman of the board of directors and chief executive officer and James I. Humphrey will serve as vice chairman, president and chief operating officer following the merger.

     "The combination of the two companies will produce one of the largest limited-service lodging REITs," said James Humphrey, chairman and president of Humphrey Hospitality. "With our hotels on the East Coast, and Supertel's in the Midwest and Texas, there is a good geographic fit and the opportunity to generate economies of scale in the management of our properties."

     "We think our similar management philosophies make us very compatible," said Paul J. Schulte, president and chief executive officer of Supertel. "And we believe that the REIT structure is in the best interest of our shareholders and offers the greatest potential on a long-term basis."

     Humphrey Hospitality is a real estate investment trust for federal income tax purposes. Humphrey Hospitality, through a wholly-owned subsidiary, holds a controlling partnership interest in a

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partnership that owns 26 existing limited service hotels under the Hampton Inn,
Holiday Inn Express, Comfort Inn, Days Inn, Rodeway Inn, Best Western and Shoney's Inn names. The Humphrey Hospitality properties are located primarily in the Mid-Atlantic and Florida. Humphrey Hospitality Management is owned by James Humphrey, the chairman and president of Humphrey Hospitality.

     Supertel owns and operates limited service hotel properties under the Super 8, Comfort Inn and Wingate Inn names located primarily in the Midwest and Texas.

     After the merger, Humphrey Hospitality's headquarters will remain in Silver Spring, Maryland. Humphrey Hospitality Management will maintain hotel management offices in Norfolk, Nebraska, and Silver Spring, Maryland.

     Supertel Hospitality also reported its current operations outlook. "We continue to experience pressure from rising wage rates," said Schulte. "In addition, we are seeing slightly lower occupancy rates in some of our markets." Supertel presently forecasts net income to be in the range of $0.30 to $0.34 per share in the second quarter of 1999, compared with $0.35 in the year-ago period. For the full year, the company expects net income to be in the range of $1.10 to $1.15 per share in 1999.

     A registration statement relating to the securities to be issued in the merger will be filed with the Securities and Exchange Commission but has not yet been filed or become effective. The securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

     Statements made in this press release that are forward- looking in nature are intended to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risk and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by Supertel and Humphrey Hospitality with the Securities and Exchange Commission, including their Annual Reports on Form 10-K for the year ended December 31, 1998, which identifies significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

     Contact: Troy M. Beatty, Chief Financial Officer of Supertel Hospitality, Inc., 402-371-2520.

     Contact:  Randy P. Smith, Humphrey Hospitality Trust, Inc., 301-680-4343.